Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

November 16, 2022

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1100

Vienna, VA 22182

Re: Spire Global, Inc. Registration Statement on Form S-4

To the addressee set forth above:

We have acted as counsel to Spire Global, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (i) the Company’s offer to exchange (the “Exchange Offer”) 0.2 shares of the Class A common stock, $0.0001 par value per share of the Company (the “Class A Common Stock”) for each of the Company’s (a) publicly traded warrants to purchase shares of Class A Common Stock, which were issued under the warrant agreement dated September 9, 2020 by and between the Company and American Stock Transfer & Trust Company (the “Warrant Agreement”) in connection with the initial public offering of NavSight Holdings, Inc., the Company’s predecessor (“IPO”) (the “Public Warrants”), and (b) private warrants to purchase shares of Class A Common Stock issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), and (ii) solicitations of consents (the “Consent Solicitation”) from the holders of the Public Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is not tendered in the Exchange Offer be exchanged for 0.18 shares of Class A Common Stock, (such amendment, the “Warrant Amendment”), in each case upon the terms and subject to the conditions set forth in the Preliminary Prospectus (as defined below) and the Letter of Transmittal (as defined below). The shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the shares of Class A Common Stock issuable pursuant to the Warrants following the effectiveness of the Warrant Amendment are referred to herein as the “Shares.”

Spire Global, Inc.

November 16, 2022

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the preliminary prospectus/offer to exchange, dated November 16, 2022, relating to the Exchange Offer and Consent Solicitation (such preliminary prospectus/offer to exchange being hereinafter referred to as the “Preliminary Prospectus”), which forms part of and is included in the Registration Statement, (iii) the letter of transmittal and consent (the “Letter of Transmittal”) relating to the Exchange Offer and Consent Solicitation, (iv) the form of Warrant Amendment, (v) an executed copy of the Dealer Manager and Solicitation Agent Agreement, dated November 16, 2022, by and between the Company and Deutsche Bank Securities Inc., relating to the Exchange Offer and Consent Solicitation (the “Dealer Manager Agreement” and together with the Warrant Amendment, the “Transaction Documents”), (vi) the Company’s Restated Certificate of Incorporation, as amended to date, (vii) the Company’s Amended and Restated Bylaws, as amended to date, and (viii) the proceedings taken by the Company taken in connection with the authorization of the Exchange Offer, Consent Solicitation and issuance of the Shares.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, including the factual representations and warranties contained in the Dealer Manager Agreement, without any independent verification thereof. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions.

We have also relied, without investigation, upon the following assumptions: (i) all public records of the Company and all information, representations and warranties contained in the records, agreements, documents, certificates and instruments we have reviewed are accurate, truthful and complete; (ii) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (iii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iv) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures, including electronic signatures, on each such document are genuine; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) all relevant statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter; (viii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (ix) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (x) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Spire Global, Inc.

November 16, 2022

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable law and no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, in each case at the time the Shares are offered and sold as contemplated by the Registration Statement and the related Letter of Transmittal, (ii) the Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and (iii) the Warrant Amendment will have received the requisite consent of the holders of the outstanding Public Warrants prior to its effectiveness.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.     All necessary corporate action on the part of the Company under the DGCL has been taken to issue the Shares, and when issued in accordance with the terms of the Exchange Offer or Warrant Agreement as amended by the Warrant Amendment, as applicable, including the book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid and non-assessable.

2.     The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, upon effectiveness of the Warrant Amendment, will constitute the valid and binding agreement obligations of the Company, enforceable against the Company in accordance with its terms under the laws of New York, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Warrants is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness.

Spire Global, Inc.

November 16, 2022

We express no opinion as to the enforceability or effect in the Warrants of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

We express no opinion concerning any law other than the General Corporation Law of the State of Delaware (the “DGCL”) and the laws of State of New York, and we express no opinion as to the effect of any other laws. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Warrant Amendment.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to facts and laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, beyond the opinions expressly set forth herein. By rendering our opinion, we do not undertake to advise you with respect to any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to being named in the Preliminary Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman, Partner